Exhibit 99.1

ReposiTrak Increases Net Income and Earnings Per Share 17%

on 8% Revenue Growth in Fiscal 2024 Second Quarter

Company Accelerates Onboarding Hundreds of Traceability Customers

Salt Lake City, UT – February 14, 2024 –ReposiTrak (NYSE: TRAK), the world's largest food traceability and regulatory compliance network, built upon its proven inventory management and out-of-stock reduction SaaS platform, today announced financial results for the second fiscal quarter (“FQ2 2024”) ended December 31, 2023.

Second Quarter Financial Highlights:

●	Second quarter total revenue increased 8% to $5.13 million from $4.75 million.
●	Recurring revenue increased 8%, net of the planned elimination of high-touch, low-opportunity revenue, to $5.13 million from $4.74 million, representing approximately 99% of total revenue.
●

Quarterly operating expense increased 9% to $3.88 million from $3.57 million, representing investments in sales, marketing and onboarding costs to further increase awareness about the FDA mandate and accelerating onboarding of customers to the ReposiTrak Traceability Network (“RTN”) solution.

●	Quarterly operating income increased 5% to $1.24 million from $1.18 million last year in spite of higher costs to gear up for traceability.
●	Quarterly GAAP net income increased 15% to $1.45 million from $1.27 million last year.
●	Quarterly net income to common shareholders was $1.30 million, up 17% from $1.12 million last year.
●	Quarterly EPS of $0.07, up 17% from $0.06 last year.
●	During the quarter, the Company repurchased 22,012 common shares at an average price of $8.79 per share for a total of $193,492.
●	During the quarter, the Company repurchased 70,093 preferred shares for the stated redemption price of $10.70 per share for a total of $749,995.
●

During the quarter, the Board of Directors approved an increase in the Company’s quarterly cash dividend, to 6.6 cents per share annually (1.65 cents per share quarterly), commencing with the December 2023 dividend.

Randall K. Fields, Chairman and CEO of ReposiTrak, commented, “ReposiTrak some years ago identified traceability as an important add-on and direction for our business. We positioned ourselves to be the market leader, and that is coming true. We are delivering traceability solutions, and the adoption of the repository traceability network has exceeded our early expectations. Based on recent market developments, we are convinced that the total addressable market is expanding significantly beyond our initial estimates. Traceability is already contributing to our top and bottom lines, and we expect that to increase significantly over the next two to three years.”

Mr. Fields continued, “In our view, even before the FDA mandate deadline of 2026, we expect the RTN will have significantly expanded to include a substantial portion of the food industry, creating another robust moat around our business for years to come. We believe a number of large retailers and wholesalers are in the process of accelerating the FDA deadline and scope. We are well prepared to take advantage of these changes. We are meeting this opportunity from a position of strength, with solid growth, consistent profitability and more than $23 million in cash on our balance sheet.”

Second Fiscal Quarter Financial Results (three months ended December 31, 2023, vs. three months ended December 31, 2022):

Total revenue was up 8% to $5.13 million as compared to $4.75 million in the prior-year second quarter. Total operating expense was $3.88 million, up 9% compared to $3.57 million last year. General and administrative expense increased by 8%. GAAP net income was $1.45 million compared to $1.27 million. Net income to common shareholders was $1.30 million, or $0.07 per diluted share, compared to $1.12 million, or $0.06 per diluted share.

Year-to-Date Financial Results (six months ended December 31, 2023, vs. six months ended December 31, 2022):

Total revenue was up 8% to $10.19 million as compared to $9.47 million in the prior-year period. Total operating expense was $7.75 million, up 10% compared to $7.07 million last year. GAAP net income was $2.83 million compared to $2.55 million. Net income to common shareholders was $2.54 million, or $0.14 per basic share and diluted share, compared to $2.26 million, or $0.12 per basic and diluted share.

Return of Capital:

In the second quarter of fiscal 2024, the Company repurchased 22,012 common shares at an average price of $8.79 per share for a total of $193,492. Since inception, the Company has repurchased approximately 2.12 million shares of common stock at an average price of $6.13 per share, for a total of approximately $13 million. The Company has approximately $8 million remaining on the $21 million total buyback authorization since inception.

In the second quarter of fiscal 2024, the Company repurchased 70,093 preferred shares at the stated redemption price of $10.70 per share for a total of $749,995. The amount remaining under our repurchase program is $8.21 million. As previously announced, the Company anticipates redeeming all of its preferred stock issued and outstanding over the next three years from August 29, 2023.

In September 2022, the Company’s Board of Directors declared a quarterly cash dividend of $0.015 per share ($0.06 per year). In November 2023, the Board of Directors approved a 10% increase in the quarterly cash dividend, to 6.6 cents per share annually, or 1.65 cents per share quarterly, commencing with the December 2023 dividend.

Balance Sheet:

The Company had $23.25 million in cash and cash equivalents at December 31, 2023, compared to $23.99 million at June 30, 2023. The reduction in cash reflects the payment of common stock dividends, and buyback of common shares and redemption of preferred stock during the period. The Company had nothing drawn on its working line of credit as of December 31, 2023 or June 30, 2023.

Conference Call:

The Company will host a conference call at 4:15 p.m. Eastern today to discuss the Company’s results. The conference call will also be webcast and will be available via the investor relations section of the Company’s website, www.parkcitygroup.com.

Participant Dial-In Numbers:

Date: Wednesday, February 14, 2024

Time: 4:15 p.m. ET (1:15 p.m. PT)

Toll-Free: 1-877-407-9716

Toll/International 1-201-493-6779

Conference ID: 13744233

Replay Dial-In Numbers:

Toll Free: 1-844-512-2921

Toll/International: 1-412-317-6671

Replay Start: Wednesday, February 14, 2024, 7:15 p.m. ET

Replay Expiry: Thursday, March 14, 2024 at 11:59 p.m. ET

Replay PIN Number: 13744233

About ReposiTrak

ReposiTrak (NYSE:TRAK), formerly Park City Group, provides retailers, suppliers and wholesalers with a robust solution suite to help reduce risk and remain in compliance with regulatory requirements, enhance operational controls and increase sales with unrivaled brand protection. Consisting of three product families – food traceability, compliance and risk management and supply chain solutions – ReposiTrak’s integrated, cloud-based applications are supported by an unparalleled team of experts. For more information, visit https://repositrak.com

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc., Park City Group d/b/a ReposiTrak, or ReposiTrak (“Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City Group annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO

Investor-relations@repositrak.com

Or

FNK IR

Rob Fink

646.809.4048

rob@fnkir.com

REPOSITRAK, INC.

Consolidated Condensed Balance Sheets (Unaudited)

	December 31, 2023	June 30, 2023
Assets
Current Assets
Cash and cash equivalents	$23,253,071	$23,990,879
Receivables, net of allowance for doubtful accounts of $219,163 and $170,103 at December 31, 2023 and June 30, 2023, respectively	3,799,551	2,523,019
Contract asset – unbilled current portion	150,180	186,959
Prepaid expense and other current assets	366,766	573,763
Total Current Assets	27,569,568	27,274,620

Property and equipment, net	716,979	986,300

Other Assets:
Deposits and other assets	22,414	22,414
Prepaid expense – less current portion	8,996	36,282
Contract asset – unbilled long-term portion	108,052	108,052
Operating lease – right-of-use asset	280,958	310,796
Customer relationships	197,100	262,800
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	541,450	698,281
Total Other Assets	22,042,856	22,322,511

Total Assets	$50,329,403	$50,583,431

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$332,306	$431,387
Accrued liabilities	1,634,620	1,620,000
Contract liability – deferred revenue	2,026,565	1,903,001
Operating lease liability – current	61,372	58,771
Notes payable and financing leases – current	216,542	219,262
Total current liabilities	4,271,405	4,232,421

Long-term liabilities
Operating lease liability – less current portion	231,830	263,047
Notes payable and financing leases – less current portion	83,677	206,032
Total liabilities	4,586,912	4,701,500

Commitments and contingencies

Stockholders’ equity:
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 625,375 shares issued and outstanding at December 31, 2023 and June 30, 2023;	6,254	6,254
Series B-1 Preferred, 550,000 shares authorized; 142,309 and 212,402 shares issued and outstanding at December 31, 2023 and June 30, 2023, respectively	1,423	2,124
Common Stock, $0.01 par value, 50,000,000 shares authorized; 18,158,730 and 18,309,051 issued and outstanding at December 31, 2023 and June 30, 2023, respectively	181,590	183,093
Additional paid-in capital	65,637,265	67,732,887
Accumulated other comprehensive loss	(5,904)	-
Accumulated deficit	(20,078,137)	(22,042,427)
Total stockholders’ equity	45,742,491	45,881,931
Total liabilities and stockholders’ equity	$50,329,403	$50,583,431

REPOSITRAK, INC.

Consolidated Condensed Statements of Operations and Comprehensive Income (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022

Revenue	$5,125,751	$4,750,513	$10,185,863	$9,470,990

Operating expense:
Cost of revenue and product support	973,287	866,642	1,739,621	1,699,346
Sales and marketing	1,264,377	1,226,812	2,769,878	2,427,071
General and administrative	1,347,278	1,252,357	2,626,601	2,475,819
Depreciation and amortization	299,958	229,160	608,903	465,166
Total operating expense	3,884,900	3,574,971	7,745,003	7,067,402

Income from operations	1,240,851	1,175,542	2,440,860	2,403,588

Other income (expense):
Interest income	316,445	199,266	574,606	278,358
Interest expense	(7,576)	(18,058)	(13,920)	(42,710)
Unrealized gain (loss) on short term investments	15,456	(31,406)	42,642	(38,821)
Other gain	-	-	-	70,047
Income before income taxes	1,565,176	1,325,344	3,044,188	2,670,462

(Provision) for income taxes:	(114,027)	(60,000)	(214,491)	(120,006)
Net income	1,451,149	1,265,344	2,829,697	2,550,456

Dividends on preferred stock	(146,611)	(146,611)	(293,222)	(293,222)

Net income applicable to common shareholders	$1,304,538	$1,118,733	$2,536,475	$2,257,234

Weighted average shares, basic	18,162,000	18,402,000	18,193,000	18,419,000
Weighted average shares, diluted	18,805,000	18,630,000	18,822,000	18,678,000
Basic income per share	$0.07	$0.06	$0.14	$0.12
Diluted income per share	$0.07	$0.06	$0.14	$0.12

Comprehensive income:
Net income	$1,451,149	$1,265,344	$2,829,697	$2,550,456
Other comprehensive loss:
Unrealized loss on available-for-sale securities	(5,904)	-	(5,904)	-

Total comprehensive income	$1,445,245	$1,265,344	$2,823,793	$2,550,456

REPOSITRAK, INC.

Consolidated Condensed Statements of Cash Flows (Unaudited)

	Six Months Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income	$2,829,697	$2,550,456
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	608,903	465,166
Amortization of operating right-of-use asset	29,838	28,450
Stock compensation expense	171,373	209,869
Bad debt expense	150,000	300,000
(Increase) decrease in:
Accounts receivables	(1,389,753)	247,507
Long-term receivables, prepaids and other assets	127,755	21,431
Increase (decrease) in:
Accounts payable	(99,081)	(300,930)
Operating lease liability	(28,616)	(26,172)
Accrued liabilities	(71,733)	(207,025)
Deferred revenue	123,564	11,240
Net cash provided by operating activities	2,451,947	3,299,992

Cash flows from investing activities:
Purchase of property and equipment	(10,523)	(270,854)
Purchase of marketable securities	(5,904)	-
Net cash used in investing activities	(16,427)	(270,854)

Cash flows from financing activities:
Net decrease in lines of credit	-	(2,142,165)
Common Stock buyback/retirement	(1,515,574)	(551,923)
Redemption of series B-1 preferred	(749,995)	-
Proceeds from employee stock plan	57,743	48,903
Dividends paid	(840,427)	(570,511)
Payments on notes payable and capital leases	(125,075)	125,865
Net cash used in financing activities	(3,173,328)	(3,089,831)

Net decrease in cash and cash equivalents	(737,808)	(60,693)

Cash and cash equivalents at beginning of period	23,990,879	21,460,948
Cash and cash equivalents at end of period	$23,253,071	$21,400,255

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$317,944	$264,486
Cash paid for interest	$6,434	$40,446
Cash paid for operating leases	$36,282	$35,226

Supplemental disclosure of non-cash investing and financing activities:
Common stock to pay accrued liabilities	$110,000	$152,195
Dividends accrued on preferred stock	$293,222	$293,222